UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On September 20, 2011, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) announced that following a recent meeting with senior officials in the U.S. Food and Drug Administration’s (the “FDA”) Office of New Drugs (“OND”), the Company received written correspondence detailing OND’s design requirements for a cardiovascular outcomes trial (“CVOT”) for Contrave® that would address the Complete Response Letter received in January 2011. Orexigen believes that these design requirements are reasonable and feasible and provide the certainty required to reinitiate development of Contrave. Importantly, FDA stated that “if the interim analysis meets the specified criteria to exclude an unacceptable increased cardiovascular risk, the drug could be approved.” Furthermore, FDA stated that “While we still plan to convene a public advisory committee meeting to discuss topics related to obesity drug development early next year, that meeting will not impact on the advice provided in this letter and the agency will honor the advice provided.” The Company hosted a conference call on September 20, 2011 at 4:30 p.m., Eastern Time, to discuss the update.

A transcript of the above-referenced conference call is attached as Exhibit 99.1 to this report and is incorporated in this Item 7.01 by reference. A replay of the webcast of the conference call will be available on Orexigen’s website at www.orexigen.com for approximately 14 days.

The information in this report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this item of this report.

* * *

By filing this report and furnishing this information, the Company makes no admission as to the materiality of any information in this report. The information contained in this report is intended to be considered in the context of the Company’s filings with the Securities and Exchange Commission (the “SEC”) and other public announcements that the Company makes, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Orexigen cautions you that statements included in this report, including Exhibit 99.1, that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the study design for, and the timing, feasibility and cost of, the CVOT; the potential for resubmission and approval of an NDA based on interim results of the CVOT; the prospects for ultimate approval of an NDA for Contrave; the commercial and therapeutic potential of Contrave; and the potential to complete a partnership or similar transaction for ex-North American rights to Contrave and maintain the Company’s existing North American collaboration with Takeda Pharmaceuticals. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this report due to the risk and uncertainties inherent in Orexigen’s business, including, without limitation: Orexigen’s ability to maintain and raise sufficient capital to fund the CVOT and maintain its other operations; the uncertainty of the FDA approval process, including requirements for additional clinical and non-clinical studies or other commitments prior to the submission and approval of an NDA for Contrave; Orexigen’s ability to demonstrate that the risk of major adverse cardiovascular events in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential for FDA’s planned 2012 public advisory committee meeting on obesity drug development to result in additional NDA approval requirements for Contrave as well as post-approval commitments; Orexigen’s dependence on Takeda Pharmaceuticals for aspects of the development and commercialization of Contrave; reliance on third parties to supply Contrave and assist with the development of Contrave and the regulatory submissions related thereto; the potential for adverse safety findings relating to Contrave; intense competition in the obesity marketplace and the potential for new products to emerge that provide different or better therapeutic alternatives for obesity and weight loss compared to Contrave; and other risks described in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q, which was filed with the SEC on August 8, 2011 and is available from the SEC’s website (www.sec.gov) and on the Company’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Conference Call Transcript, dated September 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: September 21, 2011	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Conference Call Transcript, dated September 20, 2011